UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE LODGING TRUST

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

On behalf of the Board of Trustees, we are pleased to invite you to attend the 2013 Annual Meeting of Chesapeake Lodging Trust, to be held on May 21, 2013 at 10 a.m., local time, at the Northern Virginia offices of Hogan Lovells US LLP, located at Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, Virginia 22102. You may attend the meeting in person or by proxy. Only shareholders showing proof of ownership of the Trust’s common shares will be allowed to attend the meeting in person.

Your vote is important and we strongly urge you to cast your vote. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares by following the instructions on the proxy card or the voting instruction card you received. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in the Trust and look forward to seeing you at our 2013 Annual Meeting.

Sincerely,

Thomas A. Natelli

Chairman of the Board of Trustees

James L. Francis

President and Chief Executive Officer

NOTICE OF THE 2013 ANNUAL MEETING

The 2013 Annual Meeting of Chesapeake Lodging Trust, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	10 a.m., local time, on May 21, 2013.

Place:	Hogan Lovells US LLP

Park Place II

7930 Jones Branch Drive, 9th Floor

McLean, VA 22102

Items of Business:	1.	To elect seven trustees from the nominees named in the attached proxy statement to serve until the 2014 Annual Meeting or until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2013;

3.	To approve, through a non-binding advisory vote, the Trust’s executive compensation program; and

4.	To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees recommends that you vote “For” each of the trustee nominees, “For” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2013, and “For” the resolution to approve the Trust’s executive compensation program as described in this proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	Our Board of Trustees has set March 22, 2013 as the record date for determining the holders of the Trust’s common shares that are eligible to vote at the 2013 Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. Information on how to vote your shares is provided beginning at page 2.

Corporate Headquarters:	1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401

By Order of the Board of Trustees

Graham J. Wootten,

Senior Vice President,

Chief Accounting Officer and Secretary

April 1, 2013

PROXY STATEMENT

ANNUAL MEETING

May 21, 2013

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees (the “Board”) of Chesapeake Lodging Trust of proxies to be voted at our 2013 Annual Meeting and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 21, 2013 beginning at 10 a.m., local time, at the Northern Virginia office of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, Virginia 22102.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about April 12, 2013 to holders of record of our common shares of beneficial interest at the close of business on March 22, 2013.

Purpose of the Meeting

Shareholders will vote on the following matters at the 2013 Annual Meeting:

•	To elect seven persons from the nominees identified in Proposal 1 to our Board;

•	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2013 as set forth in Proposal 2;

•	To approve, through a non-binding advisory vote, the Trust’s executive compensation program as set forth in Proposal 3; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	“FOR” the election of the seven nominees for trustee named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2013 as set forth in Proposal 2; and

•	“FOR” approval of the Trust’s executive compensation program as set forth in Proposal 3.

Who May Attend the Meeting and Vote

Only holders of record of our common shares outstanding at the close of business on the record date of March 22, 2013 will be entitled to receive notice of and to vote at the meeting or at any adjournment or postponement of the 2013 Annual Meeting. On the record date, we had 48,569,591 common shares issued and outstanding.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the 2013 Annual Meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Quorum

The presence in person or by proxy of the holders of a majority of the outstanding common shares will constitute a quorum for the transaction of business at the 2013 Annual Meeting. Abstentions and broker non-votes, as described below, will be counted in determining whether a quorum exists. If the shareholders present or represented by proxy at the 2013 Annual Meeting constitute holders of less than a majority of the shares entitled to vote, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

With respect to the election of trustees, each holder of common shares is entitled to cast one vote for each common share owned on March 22, 2013, the record date of the 2013 Annual Meeting, for, or withhold authority from, each nominee to serve as a trustee. With respect to all other matters, shareholders can cast one vote for each common share owned on the record date.

Voting Your Shares

Voting shares in person at the 2013 Annual Meeting. Shares held in your name as the shareholder of record may be voted in person at the 2013 Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2013 Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the 2013 Annual Meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the 2013 Annual Meeting. Shareholders of record may submit proxies by completing, signing, and dating their proxy card and returning it in the accompanying pre-addressed, postage-prepaid envelope. Your proxy card must be received no later than May 20, 2013 for your shares to be voted at the 2013 Annual Meeting. If you hold your common shares through a bank, broker, trustee or other nominee, you must provide your nominee with appropriate voting instructions as set forth on the voting instruction card you receive from your nominee no later than 11:59 p.m. EDT on May 20, 2013. If you do not provide your nominee with these instructions, your nominee will not have discretionary authority to vote your shares on your behalf on Proposals 1 and 3, which are “non-routine” matters. As a result, your failure to provide these instructions will result in a “broker non-vote” on these matters. Beneficial owners may instruct the bank, broker, trustee or other nominee holding their shares in one of these three ways:

•	By Internet – Beneficial owners may give instructions over the Internet by following the instructions on the voting instruction card you received.

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By Telephone – Beneficial owners may give instructions by telephone by calling the number on the voting instruction card you received and following the instructions. You will need to have the control number that appears on the proxy or voting instruction card available when voting.

•	By Mail – Beneficial owners may give instructions by completing, signing and dating their voting instruction card and mailing it in the accompanying pre-addressed, postage-prepaid envelope.

If additional matters are presented at the 2013 Annual Meeting. Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2013 Annual Meeting. If you grant a proxy, the persons named as proxy holders, James L. Francis, Douglas W. Vicari and Graham J. Wootten, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Voting Mechanics

If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxy holders will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy card or voting instruction card will be voted in accordance with the Board’s recommendation for each proposal, and in the discretion of the proxy holders on any other matter that may properly come before the 2013 Annual Meeting.

Changing Your Vote

You may change your vote before the vote at the 2013 Annual Meeting in accordance with the following procedures. If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at the Trust’s headquarters address in Annapolis, Maryland, no later than May 20, 2013, or by attending the 2013 Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on May 20, 2013, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the 2013 Annual Meeting and voting in person.

Required Vote

Election of Trustees. The seven persons receiving the most votes will be elected to serve on our Board. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Ratification of Independent Registered Public Accounting Firm. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Non-binding Advisory Vote to Approve the Trust’s Executive Compensation Program. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. Although this proposal is not binding on us, the Board and its Compensation Committee will consider the results of the shareholder vote in determining future executive compensation matters.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the Trust and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners.

MacKenzie Partners, Inc. may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $7,500, plus reimbursement of their normal and customary expenses.

Inspector of Elections

The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company, LLC.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Role in Risk Oversight

Our Board consists of seven trustees. Our Board is elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire Board may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one or more than eleven. All of our executive officers serve at the discretion of our Board.

The Board exercises substantial independent oversight over the Trust’s business. As discussed in greater detail below, a majority of the trustees on the Board, including our non-executive Chairman of the Board, are independent under the New York Stock Exchange (“NYSE”) listing standards, and each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent trustees. Also, by separating the roles of Chief Executive Officer and Chairman of the Board, we ensure a greater role for our independent directors in the oversight of the Trust. We believe this leadership structure is most appropriate for us because, in addition to enhancing independent oversight, it also enables our Chief Executive Officer to focus on the day-to-day leadership and performance of the Trust. In 2012, the Board held 10 meetings and each trustee attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. It is our policy that Board members attend our annual meeting. All of them did so in 2012, and we anticipate that each of them will do so this year.

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the Trust is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Trust’s risk management function through regular discussions with senior management. While the Board has primary responsibility for overseeing the Trust’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Trust’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

Trustee Independence and Corporate Governance

Our Board consists of seven trustees, each of whom is identified below. Aside from Messrs. Francis and Vicari, our Board has determined that each of our trustees is independent, as defined by the NYSE listing standards. Our Board has three committees, the principal functions of which are briefly described below. Each of these committees is comprised entirely of independent trustees, as defined by the NYSE listing standards. Moreover, the Compensation Committee is composed exclusively of individuals intended to qualify as “non-employee” trustees for purposes of Rule 16b-3 of the Exchange Act of 1934 and “outside” trustees for purposes of Section 162(m) of the Internal Revenue Code.

We have adopted charters for all three of our standing Board committees. You may obtain current copies of these charters on the “Corporate Governance” page of our website at www.chesapeakelodgingtrust.com.

Audit Committee. Our Audit Committee is composed of Messrs. Eckert, Natelli and Hill. Mr. Eckert chairs the committee and has been determined by our Board to be an audit committee financial expert within the meaning of applicable Securities and Exchange Commission (“SEC”) rules. Our Audit Committee met eight times in 2012.

The Audit Committee’s primary duties and assigned roles are to:

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serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

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oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

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provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the firm to which the Trust has outsourced its internal auditing function and our Board;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting; and

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consider and approve certain transactions between us and our trustees, executive officers, trustee nominees or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

Compensation Committee. Our Compensation Committee is composed of Messrs. Hill, Natelli and Eckert. Mr. Hill chairs the committee. Our Compensation Committee met eight times in 2012.

The Compensation Committee’s principal functions are to:

•	evaluate the performance of and compensation paid by us to our President and Chief Executive Officer and other executive officers and trustees;

•	administer the Chesapeake Lodging Trust Equity Plan, or Equity Plan; and

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produce a report on executive compensation required to be included in our proxy statement for our annual meetings or our Annual Report on Form 10-K, including the Compensation Discussion and Analysis section.

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee, but did not delegate any of its responsibilities during 2011. The Compensation Committee also has the authority to retain outside compensation consultants for advice, and, in 2012, the Compensation Committee retained HVS Executive Search (“HVS”) to assist the Compensation Committee in designing and implementing the Trust’s long-term incentive compensation program. The Compensation Committee has determined that HVS is an independent advisor within the meaning of applicable SEC rules. For a further discussion of the Compensation Committee’s decision-making processes with respect to executive compensation, as well as the advice provided by HVS during 2012, see “– Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Messrs. McKenzie, Hill and Nuechterlein. Mr. McKenzie chairs the committee. Our Nominating and Corporate Governance Committee met once in 2012.

The Nominating and Corporate Governance Committee’s principal functions are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our corporate governance principles and practices.

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria for the committee to consider in evaluating potential trustee nominees. The charter requires that the committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving our long-term interests and those of our shareholders. The committee also is required to assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those trustee candidates that appear upon first consideration to meet the committee’s criteria, the committee will engage in further research to evaluate their candidacy.

In making recommendations for trustee nominees for the annual meeting, the Nominating and Corporate Governance Committee will consider any written suggestions received by our Secretary not less than 90 nor more than 120 days prior to the anniversary of the prior year’s annual meeting. Suggestions must be mailed to our Secretary at our corporate headquarters. The manner in which trustee nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

Executive Sessions

Consistent with the NYSE’s corporate governance listing standards, our Board has adopted Principles of Corporate Governance that, among other things, call for the non-officer trustees to meet in regularly scheduled executive sessions without management. Mr. Natelli, our non-executive Chairman of the Board, presides at these executive sessions.

Communicating with the Board

Interested parties, including shareholders, may communicate their concerns directly to the full Board, the presiding independent trustee or the non-officer trustees as a group by writing to the Board, the presiding independent trustee or the non-officer trustees, at our corporate headquarters.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our trustees, officers and employees. This code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

The Audit Committee will review this code on an annual basis, and the Board will review and act upon any proposed additions or amendments to the code as appropriate. The code is posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of the code without charge by writing to our Secretary at our corporate headquarters. Any waivers of the code for executive officers or trustees will be posted on our website and similarly provided without charge upon written request to this address. No such waivers have been provided under the code.

We have established and implemented formal “whistleblower” procedures for receiving and handling complaints of employees, and have made an e-mail address and a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline will be communicated directly to the Audit Committee.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	trustee independence and qualification standards;

•	trustee responsibilities, orientation and continuing education;

•	trustee compensation;

•	trustee attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	trustee communication, committees and access to management.

Our Nominating and Corporate Governance Committee is required to review the Principles of Corporate Governance on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance are posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to our Secretary at our corporate headquarters.

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the seven persons listed below to serve as trustees for the one-year term ending at our 2014 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Trustee Qualifications

Set forth below is information as of April 1, 2013 concerning each of the nominees for trustee:

James L. Francis, 51, is our President and Chief Executive Officer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation (“Highland”), positions that he held from Highland’s IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until our formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University. We believe Mr. Francis should serve on our board as a result of his principal role in our founding and his extensive experience in the lodging industry.

Douglas W. Vicari, 53, is our Executive Vice President, Chief Financial Officer, Treasurer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Vicari served as a principal with Paramount Hotel Group, a hotel owner, developer and operator, from January 2009 to June 2009. Previously, Mr. Vicari served as Executive Vice President and Chief Financial Officer of Highland from September 2003 until its sale in July 2007. Prior to joining Highland, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp., a former NYSE-listed company acquired by an affiliate of The Blackstone Group in 2004, from August 1998 to July 2003, and also served on the board of directors of Prime Hospitality Corp. from May 1999 to July 2003. Prior to his appointment as Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality Corp. from January 1991 to July 1998, and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality Corp, and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality Corp., Mr. Vicari held numerous management positions at Combustion Engineering (now ABB Brown Boveri) from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University. Mr. Vicari also currently serves on the board of directors and as the audit committee chairman for Thunderbird Resorts Inc. (Euronext: TBIRD), a publicly traded gaming and lodging company. We believe Mr. Vicari should serve on our board due to his principal role in our founding and his experience as a CFO for other lodging REITs.

Thomas A. Natelli, 53, is the non-executive Chairman of the Board. Since 1987, Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, Natelli Communities has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year. Mr. Natelli currently serves on the board of the School of Engineering at Duke University and of Strathmore Performing Arts Center. Previously, Mr. Natelli served on the board of directors and was a member of the audit and nominating and corporate governance committees of Highland from its IPO until its sale in July 2007. In

2007, Mr. Natelli formed MargRock Entertainment, a music publishing and artist development and management services company, for which he currently serves as Principal. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he served as Chairman and Chief Executive Officer from its inception through its sale to Art Technology Group, Inc. in October 2006. From 1993 through 2003, Mr. Natelli served on the board of trustees of Suburban Hospital Healthcare System, after which he served as Chairman of the board of trustees and headed its executive committee until 2006. He also served on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli is a past President of the Board of the Montgomery County Chamber of Commerce, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University in 1982. We believe Mr. Natelli should serve on our board due to his extensive experience in the real estate industry, his entrepreneurial background and financial acumen.

Thomas D. Eckert, 65, is a Trustee. Since 2011, Mr. Eckert has served as Chairman, and previously from 1997 to 2011 had served as President and Chief Executive Officer, of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s founders and led its IPO in February 1998. Mr. Eckert also served as President and Chief Executive Officer and a trustee of Capital Automotive from its founding until December 2005, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is currently Chairman of the Board of The Munder Funds, a $7 billion mutual fund group, chairman of the compensation committee and a member of the audit committee of DuPont Fabros Technology, Inc., a publicly-traded owner, developer and manager of wholesale data centers, and lead director and chairman of the compensation committee of NVR, Inc., a homebuilder. In addition, Mr. Eckert is a former director of the National Association of Real Estate Investment Trusts and Fieldstone Investment Corporation. Mr. Eckert received his bachelor’s degree in Business Administration from the University of Michigan in 1970. We believe Mr. Eckert should serve on our board due to his extensive experience in the real estate industry, including as a CEO of a publicly traded REIT.

John W. Hill, 58, is a Trustee. Mr. Hill recently founded a professional services practice specializing in assisting clients in improving their financial management operations, and he also currently serves as a director and member of the audit committee of CoStar Group, Inc. From August 2004 until August 2012, Mr. Hill served as Chief Executive Officer of The Federal City Council, a not-for-profit, non-partisan organization dedicated to the improvement of Washington, DC. Previously, Mr. Hill served on the board of directors and was a member of the audit and compensation committees of Highland from January 2006 until Highland’s sale in July 2007. From 2002 until 2004, Mr. Hill served as the Chief Executive Officer of In2Books, Inc. From 1999 until 2002, he was a partner with Andersen, LLP, where he was in charge of state and local consulting for North America. Previously, Mr. Hill also was a director of Marriott Corporation’s Internal Audit Division in charge of all financial and operational audits of the hotel division and has been an audit manager for Coopers & Lybrand and Price Waterhouse. Mr. Hill has served on the board and audit committee of Prestwick Pharmaceuticals Inc., a non-public company. Mr. Hill currently serves on the boards of several not-for-profit organizations, including the DC Public Library Board of Trustees, the DC Shakespeare Theatre Board, and the National Minority Aids Council. He formerly served on the boards of the DC Children and Youth Investment Trust and the Mayor’s Blue Ribbon Commission to Revitalize the DC Public Library. Mr. Hill earned a B.S. in Accounting from the University of Maryland, College Park in 1976 and passed the Maryland State CPA exam in 1977. We believe Mr. Hill should serve on our board due to his executive leadership experience, non-profit activities and his extensive background in accounting and financial matters.

George F. McKenzie, 57, is a Trustee. Since June 2007, Mr. McKenzie has served as President and Chief Executive Officer and a trustee of Washington Real Estate Investment Trust, or WRIT, a self-administered, self-

managed, equity real estate investment trust investing in income-producing properties in the greater Washington, DC metro region. Since joining WRIT in September 1996, Mr. McKenzie also served in other executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. From 1977 to 1985, Mr. McKenzie served as an officer in the U.S. Navy. He received a B.S. in Operations Analysis from the United States Naval Academy and an M.B.A. in Finance from the University of Rhode Island. Mr. McKenzie is a member of the Economic Club of Washington, Urban Land Institute (“ULI”), the National Association of Industrial & Office Properties (“NAIOP”), and the board of governors of the National Association of Real Estate Investment Trusts (“NAREIT”). We believe Mr. McKenzie should serve on our board due to his extensive experience in the real estate industry, including as a CEO of a publicly traded REIT.

Jeffrey D. Nuechterlein, 55, is a Trustee. In 2000, Mr. Nuechterlein founded Isis Capital LLC, a venture capital and hedge fund based in Alexandria, Virginia, where he has served as Managing Partner since its formation. From 1997 until 2000, Mr. Nuechterlein served as Managing Director and Chief Investment Officer for pension fund investments at National Gypsum Company. From 1995 until 1996, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative, and prior to that he served as outside legal counsel to several U.S. semiconductor and steel companies from 1992 until 1995. Mr. Nuechterlein also served as Special Assistant for Policy to the Governor of Virginia from 1990 until 1991, and was Counsel to the U.S. Senate’s Judiciary Subcommittee on Technology from 1989 until 1990. Mr. Nuechterlein is a director and member of the audit committee of The Jones Group, Inc., a designer, marketer and wholesaler of over 35 brands of apparel, footwear and accessories. He also is a director of Cartica Capital, a privately-held, long-only equity manager focused on investments in public companies in emerging markets. Among his non-profit activities, Mr. Nuechterlein is a Past President and a Trustee of The College Foundation at the University of Virginia, a Trustee of The Potomac School, a board member of Americans for Oxford, a Trustee of the Classical American Homes Preservation Trust in New York and a member of the Council on Foreign Relations. Mr. Nuechterlein received his undergraduate and law degrees from the University of Virginia in 1979 and 1986, respectively, and his master’s and D. Phil. degrees from Oxford University. We believe Mr. Nuechterlein should serve on our board due to his extensive investment experience and his legal background.

The Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP, as the independent registered public accounting firm for the Trust for the year ending December 31, 2013.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, we are asking shareholders to do so because we believe that it is a good corporate governance practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Chesapeake Lodging Trust, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Trust and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for the Trust since its inception, will be in attendance at the 2013 Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee is required to review and approve the list of pre-approved services and the threshold estimates of cost of performance of each. Ernst & Young LLP is required to provide detailed information regarding any services to be performed and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee has delegated pre-approval authority for audit related or non-audit services not exceeding $100,000 to Mr. Eckert, one of its members. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of Ernst & Young LLP or any other independent registered public accounting firm providing audit services to the Trust from time to time. In 2012 and 2011, all of the services provided by Ernst & Young LLP were approved by the Audit Committee in accordance with its policies and procedures.

Fees Billed to the Trust by Ernst & Young LLP for 2012 and 2011

The following table shows the fees billed to us by Ernst & Young LLP for audit and other services provided for 2012 and 2011:

	2012	2011
Audit Fees (a)	$446,208	$363,787
Audit-Related Fees (b)	91,902	184,600
Tax Fees (c)	91,398	68,800
All Other Fees (d)	—	—

Total	$629,508	$617,187

(a)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Ernst & Young LLP related to our filings with the SEC, as well as audit work required under the agreements governing certain of our debt financings.
(b)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Trust’s acquired hotels.
(c)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(d)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the NYSE standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board. The Audit Committee’s charter may be found on the “Corporate Governance” page of the Trust’s website at www.chesapeakelodgingtrust.com.

The Audit Committee’s responsibilities include appointing the Trust’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Trust’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Trust’s independent registered public accounting firm, internal audit firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Trust’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Trust’s financial statements, including the estimates and judgments on which they are based, as well as the Trust’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Trust’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Trust’s management and of the Trust’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the Trust’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Trust’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as supplemented or amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plan for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

The Trust’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Trust and its affiliates is compatible with the firm’s independence.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC.

THE AUDIT COMMITTEE

Thomas D. Eckert

Thomas A. Natelli

John W. Hill

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2012 with respect to our named executive officers, Messrs. Francis, Vicari, Adams and Wootten.

Executive summary

Executive compensation philosophy

Due to the competitive marketplace for executives with experience in the lodging industry, retaining and properly incentivizing our executive management team, who we believe are capable of leading us in achieving our business objectives, is our primary compensation objective. We seek to achieve this objective in a manner that provides appropriate incentives for our executive officers to achieve our goals and create value for shareholders. The four core elements of our executive compensation philosophy, and the ways these elements are represented in our executive compensation program, are as follows:

1.	Total compensation provided to our executive officers should be at levels commensurate with their individual responsibilities and accomplishments while also providing appropriate incentives related to our long-term performance.

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Our executive officers have extensive experience in the lodging industry that exceeds or rivals that of the executive teams of our industry peers. Our executive management team served in comparable positions with Highland Hospitality Corporation, or Highland, a NYSE-listed lodging REIT that operated in the upper-upscale segment from its IPO in December 2003 until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies, including Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

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The combination of the depth and breadth of the experience of our executive officers, and the greater risks they have taken in working for us as opposed to more established competitors, warrant compensation in amounts that are generally in line with the compensation paid to our lodging industry peers so our executive officers stay motivated with appropriate incentives while building our business.

2.	We believe that performance-based pay aligns the interests of our executive officers with those of the Trust’s shareholders. As a result, we have designed our executive compensation program to provide a significant portion of each executive officer’s total compensation through incentives motivating the executives to take actions that enhance shareholder returns, in the form of a stable and growing dividend and through long-term appreciation in our share price. In addition, performance measures based on individual goals and objectives annually established by our Compensation Committee for the executive officers should reward executive officers for performance within the executive officers’ responsibilities that allows the Trust to achieve its near-term business goals and positions the Trust to generate greater long-term shareholder value.

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Our cash bonus plans since our inception have been tailored to reward our executive officers for achievement of our most important business objectives for each year. Our 2012 cash bonus plan was designed to focus our executive officers on performance of our core objectives of delivering strong cash flows and revenue growth that outpaces that of our peers and our industry. Our 2012 cash bonus plan also afforded each executive officer the opportunity to earn a bonus based on achievement of individual performance objectives tied to, among other things, continuing to grow the Trust’s hotel portfolio; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed; evaluating and executing on renovation and repositioning opportunities with respect to each hotel; maintaining and expanding investor and industry relationships; undertaking leadership initiatives; and other significant qualitative objectives.

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The Trust’s total shareholder return relative to industry peer returns formed the basis of performance-based restricted share awards awarded to our co-founders, Messrs. Francis and Vicari, at the time of our IPO and in 2011, and will play a significant role in 2013 and future years through the long-term incentive compensation program approved and implemented by the Compensation Committee in late 2012.

3.	Our executive compensation program further seeks to align the interests of our executives with those of our shareholders by providing that a significant portion of executive officers’ compensation is offered in common shares. Through grants of restricted common shares that vest over a period of years and in respect of the Trust’s performance, the value of the executive officers’ total compensation should increase as total returns to shareholders increase.

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At the time of our IPO and in 2011, our executives were granted time-based and, for Messrs. Francis and Vicari, performance-based restricted share grants to provide each executive with long-term stakes in our success. In conjunction with the end of the vesting cycle for these initial awards, and as part of the long-term incentive program adopted by our Compensation Committee in late 2012, additional grants of time-based and performance-based restricted share grants were made to each of our executive officers in December 2012 and January 2013.

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In early 2012, our Compensation Committee recommended, and our Board approved, share ownership guidelines for executive officers that encourage them to attain and maintain specified levels of ownership of our common shares. Likewise, share ownership guidelines for the independent members of our Board also have been approved, to ensure that our Board’s interests are fully aligned with those of our shareholders.

4.	We believe that the protections provided to our executive officers in their employment agreements should help us achieve our goal of retaining our executive officers.

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In addition to specifying minimum base salaries that may be increased but not decreased by the Compensation Committee following its annual review, our executive officers’ employment agreements provide for some limited perquisites as well as post-termination pay opportunities designed to provide the executives with economic security. Our executive officers also participate in the welfare and benefit plans that we make available to each of our current employees.

Executive compensation governance and oversight

Our Compensation Committee, which consists solely of independent trustees, discharges the Board’s responsibilities relating to the compensation of our trustees and executive officers. In that role, the Compensation Committee also serves as the administrator of our Equity Plan pursuant to which the equity and annual cash incentive awards that form part of our executive compensation program are made. Our Compensation Committee administers our executive compensation program in accordance with the following core governance principles:

•	Elements of performance-based incentive compensation are tied to defined performance goals, with both short-term and long-term components, that are established and reviewed annually.

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Our Compensation Committee considers our executive officers’ compensation as compared to that paid to executives of peer companies in the lodging industry as part of the total mix of information considered in making compensation decisions.

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The Compensation Committee has full discretion to retain an outside compensation consultant to perform services that assist the committee in making its compensation decisions, and the committee assesses the independence of potential consultants in making retention decisions.

•	Our Compensation Committee is responsive to the concerns of our shareholders.

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The compensation and performance goals for the executive officers, other than our President and Chief Executive Officer, take into account recommendations of the President and Chief Executive Officer. Similarly, the determinations of annual bonuses and incentive payments due to each executive officer, other than the President and Chief Executive Officer, take into account the recommendations of the President and Chief Executive Officer. Salary increases, annual bonus and incentive payments for the President and Chief Executive Officer are determined by the Compensation Committee.

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Our executive employment agreements do not provide for automatic salary increases, but instead the Compensation Committee annually reviews base salary increases for each executive officer. Similarly, because the employment agreements of the executive officers provide for automatic renewal, the Compensation Committee reviews the terms of the employment agreements periodically and before a renewal occurs to determine whether the terms of the employment agreements continue to further our goals.

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The change in control arrangements provided to our executives are “double trigger,” requiring a termination event following a change in control before any payments are triggered, and were amended in 2011 to eliminate provisions that might have required the Trust to make excise tax “gross-up” payments in connection with a future change in control.

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The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of it, create risks that are reasonably likely to have a material adverse effect on us, as described more fully below under “—Impact of compensation decisions on risk management.”

The following discussion provides additional detail and analysis regarding the Compensation Committee’s decisions relating to the compensation of our named executive officers for 2012, including the objectives underlying our approach to executive compensation, our process for making decisions with respect to executive compensation and the specific factors in that decision-making process, and the various elements of compensation we use.

2012 executive compensation program

Our compensation program for our named executive officers in 2012 consisted of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

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Long-term incentives, in the form of restricted share awards that vest over time and, for Messrs. Francis and Vicari, additional awards that vest only upon achievement of specified performance objectives;

•	Health and welfare benefits and perquisites; and

•	Severance arrangements under the executives’ employment agreements.

Factors affecting 2012 compensation decisions

The amounts of each element of our executive compensation program paid to our named executive officers in 2012 were influenced by amounts paid in prior years, the affirmative votes by holders of over 97% of the votes cast on the Trust’s 2012 “say-on-pay” vote, indicating strong approval of the Trust’s executive compensation program, and our Compensation Committee’s response to the results of an assessment of our executive compensation program performed in 2011 by HVS.

As a result of our significant growth since our IPO, during late 2011 our Compensation Committee began the process of assessing our executive compensation program in light of our changing business objectives as a more mature, post-IPO company. To aid in this process, the Compensation Committee commissioned HVS to provide a benchmark analysis and assessment of the competiveness of the Trust’s compensation of its named executive officers. Based on its assessment of 2010 SEC filings and data compiled by HCE Data Services, a hotel industry compensation guide encompassing 252 hotel companies, HVS provided an assessment of our compensation program as compared to the following peer group:

• Ashford Hospitality Trust	• Hersha Hospitality	• LaSalle Hotel Properties

• Chatham Lodging Trust	• FelCor Lodging Trust	• Pebblebrook Hotel Trust

• DiamondRock Hospitality Company	• Sunstone Hotel Investors	• Strategic Hotels and Resorts

HVS made the following observations and recommendations regarding various elements of our executive compensation program:

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Base salary. HVS noted that base salaries for Messrs. Francis, Vicari and Wootten, established in 2010, were generally in line with those of the peer group, but that Mr. Adams’ salary was significantly less than that of officers with comparable job titles and responsibilities.

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Short-term cash incentives. HVS advised that, while target bonus levels appeared to be generally in line with those set for officers of the peer group, each executive’s maximum bonus under our 2011 cash bonus plan as a percentage of base salary was substantially lower than typical of our peer group, and thus HVS recommended that our executives’ bonus caps as a percentage of base salary be evaluated for an adjustment. HVS also suggested that we should consider linking bonus payouts to relevant performance measures that reflected our shifting objectives to operational goals as opposed to mere growth.

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Long-term equity incentives. HVS noted that our executive officers have significantly lower equity stakes in the Trust than do comparable executives in our peer group companies, and HVS therefore recommended that the Compensation Committee commence consideration of a new equity incentive program.

The HVS report and recommendations were discussed at a meeting of the Compensation Committee attended by a representative of HVS and Mr. Francis in January 2012. At the conclusion of that meeting, the Compensation Committee asked HVS to provide further advice and recommendations regarding the 2012 cash bonus plan. HVS presented further on this topic at a meeting held in February 2012, after discussion of which the 2012 cash bonus plan described below was approved.

In response to the observation of HVS that the Trust’s executive officers owned less equity in the Trust than did executive officers of the Trust’s peers, and in light of the fact that the vesting cycle relating to the initial equity awards granted to the Trust’s executive officers was set to expire in early 2013, the Compensation Committee surveyed the equity compensation practices of peer companies with the assistance of HVS. Consequently, the Compensation Committee determined it would be appropriate and beneficial to ensure the long-term retention of the Trust’s executive officers to design and implement a new long-term equity incentive compensation program for the Trust’s executive officers. The Compensation Committee worked with HVS over the course of 2012 to create a program with the dual objectives of fostering greater alignment between the Trust’s executive officers and shareholders by increasing the overall ownership stakes of the executive officers, and providing greater incentives to the Trust’s executive officers to take actions enhancing the Trust’s total shareholder returns through performance-based awards with challenging vesting parameters.

As a result of this work, in December 2012 the Compensation Committee approved and adopted a long-term equity incentive program comprised of both time-based restricted shares vesting ratably over four years, and performance-based restricted shares vesting, if at all, based on the Trust’s total shareholder returns, measured annually over each year in a four-year period and cumulatively over the entire period, against those generated by the SNL US Hotel REIT Index prepared by SNL Financial LC (the “Index”), to each executive officer. Further detail regarding the initial grants made under the new program in 2012 and early 2013 is set forth below.

Elements of 2012 executive compensation

The following is a summary of the elements of and amounts paid under our executive compensation program for 2012:

Annual base salary. Base salary is designed to compensate each of our named executive officers at a fixed level of annual compensation that serves as a retention tool throughout the executive’s career. Under their 2010 employment agreements, Messrs. Francis, Vicari, Adams and Wootten are entitled to receive annual base salaries at minimum annual rates of $700,000, $475,000, $275,000 and $230,000, respectively, and the Compensation Committee is permitted to annually review the base salary of each named executive officer to determine whether an increase in each named executive officer’s salary is necessary or appropriate. In determining whether to increase base salaries, the Compensation Committee may consider a variety of factors, including each executive’s role and responsibility, unique skills, future potential with the Trust, salary levels for similar positions in the lodging industry, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. Based upon its review of the factors described above, the Compensation Committee determined that, for 2012, the base salaries of Messrs. Francis and Vicari should remain at the same levels established at the time of our IPO, but raised the salaries for Messrs. Adams and Wootten to $350,000 and $240,000, respectively.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on the overall performance of the Trust as well as each officer’s individual performance. In connection with our annual cash bonus program, our Compensation Committee establishes annual performance criteria that are flexible and that change with the needs of our business.

Based on its assessment of the Trust’s changing business objectives post-IPO, as well as the analysis presented by HVS, the Compensation Committee determined that 2012 annual cash bonuses should be based on the three considerations described below. The Compensation Committee evaluated each component based on achievement of threshold, target and maximum levels of performance established for each element at the time the 2012 cash bonus plan was implemented. Amounts earned were interpolated in cases where performance was between the threshold and target, or target and maximum, levels. No additional bonus was paid for performance above the maximum level of any component, and no bonus would have been paid pursuant to any component if the threshold level of performance for that component were not achieved.

The following table depicts the cash bonus that each executive would be entitled to receive for 2012, measured as a percentage of 2012 base salary, assuming achievement by the executive and the Trust of the respective threshold, target and maximum performance levels under each criterion of the cash bonus plan criteria identified above.

Cash Bonuses Payable Based Upon Achievement of 2012 Bonus Plan Criteria

(as Percentage of 2012 Base Salary)

Executive Officer	Threshold	Target	Maximum
James L. Francis	50%	100%	200%
Douglas W. Vicari	35%	75%	150%
D. Rick Adams	35%	65%	125%
Graham J. Wootten	25%	50%	85%

AFFO/Share (Weight: 60%): The Trust believes that adjusted funds from operations, or “AFFO” (determined by adjusting the Trust’s FFO as calculated in accordance with standards established by the National

Association of Real Estate Investment Trusts (“NAREIT”), to add back hotel acquisition costs and non-cash amortization of certain non-cash items, including intangible assets and unfavorable contract liabilities), represents the best financial measure by which to evaluate the Trust’s core operating results. Accordingly, the Compensation Committee determined that 60% of the overall cash bonus for each executive officer would be based upon the level of AFFO/share generated by the Trust during 2012. The Compensation Committee initially set the threshold, target and maximum levels of AFFO/share at $1.47, $1.59 (the mid-point of the AFFO/share guidance issued by the Trust in February 2012) and $1.71 respectively. The Compensation Committee reserved the right to adjust the level of 2012 AFFO/share reported by the Trust to exclude the impact of any significant events or transactions that were not pending at the time the 2012 cash bonus plan was adopted. For 2012, the Compensation Committee evaluated the Trust’s three 2012 acquisitions, its preferred and common equity offerings and its debt financing activities, and determined that the impact on reported 2012 AFFO/share ($1.61) of these transactions was $0.08 per share, raising the level of AFFO/share for purposes of the 2012 cash bonus plan to $1.69.

RevPAR Growth Compared to Industry-wide Performance (Weight: 20%). The Compensation Committee has noted the overall growth of the Trust since its IPO in 2010, and believes that a significant indicator of the Trust’s 2012 performance will be the growth of the room revenue per available room (“RevPAR”) generated by the Trust’s hotel properties compared to that generated by hotels operating in the respective segments of the U.S. lodging industry in which the Trust’s properties are positioned. Accordingly, the Compensation Committee determined that 20% of the overall 2012 cash bonus for each executive officer would be based upon a comparison of 2012 RevPAR growth at the Trust’s hotels, excluding the Hotel Adagio in San Francisco, which was undergoing a significant repositioning in 2012, and properties at which no 2011 operations occurred, against the weighted average (calculated on the basis of the number of rooms the Trust has in each segment) 2012 RevPAR growth reported by Smith Travel Research (“STR”) for the respective segments as a whole. For purposes of the 2012 cash bonus plan, the Compensation Committee determined that threshold performance would be achieved if the Trust’s 2012 RevPAR growth were to achieve the STR weighted-average, less 1%; target performance would be achieved if the Trust’s 2012 RevPAR growth were to achieve the STR weighted-average; and maximum performance would be achieved if the Trust’s 2012 RevPAR growth were to achieve the STR weighted-average, plus 1%. The Trust’s 2012 RevPAR growth was 8.8%, well in excess of the STR weighted average of 6.8%.

Individual Performance Goals (Weight: 20%). In addition to company-wide performance goals, the Compensation Committee believes that individual performance goals relative to pre-determined objectives should play a role in the cash bonus payable to each executive officer. Accordingly, the Compensation Committee determined that 20% of the overall cash bonus for each executive officer in 2012 would be based upon each executive officer’s achievement of such individual performance goals.

The Compensation Committee approved performance goals for each of the Trust’s executive officers, with the Compensation Committee retaining full discretion in respect of all amounts awarded under this portion of the 2012 cash bonus plan. Individual performance goals included, where appropriate, operational goals for the Trust and the respective functions over which each executive has operational or overall responsibility; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed; evaluating and executing on renovation and repositioning opportunities with respect to each hotel; maintaining and expanding investor and industry relationships; undertaking leadership initiatives; and other significant qualitative objectives. No executive officer was guaranteed an award under the individual performance criterion of the 2012 cash bonus plan.

The Compensation Committee considered the following accomplishments by the Trust and the named executive officers in 2012 in reaching its decision on the amounts to be paid pursuant to the individual bonus criteria of the 2012 cash bonus plan:

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The Trust generated a 41.5% total return for our shareholders during 2012, the second best result among lodging REITs and 16th best result among all REITs, in each case with a market capitalization over $250 million, and well in excess of the total returns generated by the RMS Index and S&P 500 Index;

•	The Hotel EBITDA (calculated as total revenues less hotel operating expenses) generated by our portfolio of hotels for 2012 exceeded our underwriting projections by a wide margin;

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For the second straight year, we outperformed our peers in several operational metrics due to our intense asset management focus after making good investments in hotels located in strong performing markets and locations;

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We acquired three hotels in high barrier-to-entry locations in top lodging markets, for aggregate consideration of approximately $234 million at what management and the Compensation Committee believe to represent highly favorable purchase prices and discounts to replacement cost;

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We successfully completed two public offerings in 2012, including our first offering of preferred shares at a very favorable 7.75% coupon through which we raised net proceeds of approximately $120.6 million, and a follow-on offering of 7.5 million common shares which resulted in net proceeds of approximately $132.6 million to the Trust, each of which offerings was well received by our investors;

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We further improved the terms on which we may borrow under our revolving credit facility by increasing the maximum borrowing amount to $250 million, with the possibility of further increases up to a maximum of $375 million, while at the same time lowering the cost of borrowings under the facility by 100 basis points and extending the initial maturity date to April 2016;

•

We completed two secured, property-specific financings at favorable interest rates and ended 2012 with a strong balance sheet and credit statistics including a low 32.1% leverage ratio, a 2.6x fixed charge coverage ratio and a 4.5% weighted average interest rate on our outstanding borrowings, that afford the Trust significant operational flexibility and minimize our financing risks;

•	Our strong financial position enabled the Trust to declare and pay an aggregate of $31.6 million of dividends on our common shares in respect of 2012 operations;

•

Our asset management team was aggressive in undertaking a number of value-added renovation efforts that we believe will provide significant benefits to our hotels’ operating performance in 2013 and beyond, including the comprehensive renovation and repositioning of the Hotel Adagio San Francisco and the addition of 35 additional guestrooms at the W Chicago – City Center, each of which was completed during the year;

•	Our continuing investor relations efforts resulted in an expanded shareholder base and broader coverage from sell-side analysts; and

•	We enhanced our asset management and financial reporting platforms through the addition of additional personnel.

Based on the foregoing, the Compensation Committee awarded each of the named executive officers the maximum payable amount under the individual performance criteria of the 2012 cash bonus plan. The Compensation Committee did not rely on any one particular objective or formula in determining appropriate 2012 cash bonus levels, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of our compensation principles.

Equity awards. The long-term equity incentive compensation program approved by the Compensation Committee in December 2012 contemplated an initial grant of time-based and performance-based restricted shares to each executive officer designed to bridge, in part, the gap between the ownership stakes maintained by the Trust’s executive officers as compared to their lodging REIT peers. The initial time-based restricted share grants under the new program were made in December 2012, while the initial performance-based restricted share grants were made in January 2013. In addition, the new program contemplates annual grants of both time-based and performance-based restricted shares; the initial annual grants under the new program were made in January 2013. Further information about grants made to our named executive officers in 2012 is set forth below under “– Grants of plan-based awards” and “– Narrative discussion of grants of plan-based awards.” Additional information about the vesting conditions and payout levels associated with the performance-based restricted share grants can be found in the Current Report on Form 8-K filed by the Trust under Item 5.02 of that Form on January 31, 2013. We provided, and expect to provide in the future, all awards pursuant to our Equity Plan.

Health and welfare benefits and perquisites. All eligible employees are able to participate in our 401(k) plan. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their eligible compensation, and we make a matching contribution up to 4% of eligible compensation. We currently do not provide an option for our employees to invest in our common shares through the 401(k) plan.

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees. Messrs. Francis and Vicari also receive certain perquisites, as described more fully under “– Employment agreements.”

Post-termination pay. As described more fully under “– Employment agreements,” we have entered into employment contracts with each of our named executive officers that provide the officers with compensation if they are terminated without cause, they leave the Trust with good reason or their employment terminates in some circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Trust.

Tax considerations

Section 162(m) of the Internal Revenue Code may limit the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our Equity Plan. Our Compensation Committee’s policies and practices are not directly guided by considerations relating to Section 162(m), and we may award non-deductible compensation in certain circumstances as we deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and rulings issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does or will in fact do so. The base salaries and amounts paid to our named executive officers under our 2012 bonus plan may not qualify under these criteria, and accordingly for 2012, some compensation paid to the named executive officers in 2012 may not be deductible under Section 162(m). If Section 162(m) were determined to be applicable to the compensation paid to our named executive officers, our taxable income would be higher and amounts required to be distributed by us to comply with the REIT qualification requirements and eliminate our U.S. federal income tax liability at the REIT level also would be higher.

Executive officer share ownership guidelines

In early 2012 our Compensation Committee recommended, and our Board established, share ownership guidelines for our executive officers. We believe that encouraging our executive officers to attain and maintain a meaningful ownership interest in the Trust relative to his or her annual base salary is in the best interest of the Trust and its shareholders and is likely to further encourage each executive officer to act in a manner that creates value for our shareholders.

Pursuant to the guidelines, the Board recommends that each of our existing executive officers should own shares having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

Officer	Multiple of Annual Base Salary
James L. Francis President and Chief Executive Officer	5x

Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer	3x

D. Rick Adams Senior Vice President and Chief Investment Officer	3x

Graham J. Wootten Senior Vice President, Chief Accounting Officer and Secretary	3x

Our executive officers’ ownership of common shares, restricted shares subject to time-based vesting and other equity securities we may issue in the future all will count toward the recommended level of share ownership, but grants of restricted shares subject to performance-based vesting that have not vested will not count toward the recommended level of share ownership until the shares vest. Any newly named executive officer will have five years from the time of joining the Trust to attain the recommended level of share ownership. Our current executive officers have until December 31, 2014 to attain the recommended level of share ownership, but are encouraged to do so sooner, and to maintain their significant ownership positions thereafter. Once the Board has determined that a named executive officer has met the recommended level of share ownership, declines in the market value of those shares following the Board’s determination will not change that determination.

Compensation Committee Report

The Compensation Committee of the Board of Trustees of Chesapeake Lodging Trust has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K of Chesapeake Lodging Trust for the year ended December 31, 2012. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

John W. Hill

Thomas A. Natelli

Thomas D. Eckert

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to our named executive officers in 2012, 2011 and 2010.

Name and Principal Position	Year	Salary(1)		Bonus		Share Awards		Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)		Total
James L. Francis	2012		$700,000		$280,000		$2,036,000		$1,049,312		$25,078		$4,090,390
President and Chief Executive Officer	2011		$700,000		$262,500		$1,450,155		$692,540		$24,878		$3,130,073
	2010		$551,849		$262,500		$2,190,167		$737,463		$22,065		$3,764,044

Douglas W. Vicari	2012		$475,000		$142,500		$739,068		$534,025		$10,078		$1,900,671
Executive Vice President, Chief Financial Officer and Treasurer	2011 2010	$ $	475,000 374,469	$ $	148,438 148,438	$ $	969,232 1,455,437	$ $	380,875 411,358	$ $	9,878 4,815	$ $	1,983,423 2,394,517

D. Rick Adams Senior Vice President and Chief Investment Officer	2012		$350,000		$87,500		$739,068		$328,794		$10,078		$1,515,440
	2011		$275,000		$51,562		$292,800		$136,035		$9,878		$765,275
	2010		$255,850		$51,562		$481,865		$144,859		$2,815		$936,951

Graham J. Wootten	2012		$240,000		$40,800		$280,968		$154,717		$10,078		$726,563
Senior Vice President, Chief Accounting Officer and Secretary	2011 2010	$ $	230,000 206,291	$ $	43,124 43,124	$ $	183,000 504,608	$ $	113,775 121,156	$ $	9,878 2,365	$ $	579,777 877,544

(1)	Base salary amounts paid to Mr. Adams for 2010 were pro-rated from the date of completion of our IPO in January 2010 and, for Mr. Wootten, were pro-rated from the date of his hire in February 2010. Messrs. Francis and Vicari did not commence receiving their salaries until March 2010 pursuant to the terms of salary deferral arrangements that we entered into with them in connection with the IPO, and accordingly all base salary salaries paid to them in 2010 were pro-rated from March 2010.
(2)	Represents cash incentive compensation amounts earned by Messrs. Francis, Vicari, Adams and Wootten pursuant to our 2012 cash bonus plan. For information on how the amounts were determined, see “– Compensation discussion and analysis – Elements of 2012 executive compensation – Annual cash bonus” and “– Grants of Plan-Based Awards.”
(3)	Amounts for 2012 reported in this column include (i) $15,000 paid to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten of $10,000 each; and (iii) life insurance premiums paid by the Trust.

Grants of Plan-Based Awards

The following table sets forth the bonuses payable under our 2012 cash bonus plan and the grants of restricted common shares made to each of our named executive officers in 2012 under our Equity Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold(2)	Target(3)	Maximum(4)
James L. Francis	2/24/2012	$70,000	$560,000	$1,120,000
	12/21/2012				100,000	$2,036,000
Douglas W. Vicari	2/24/2012	$33,250	$285,000	$570,000
	12/21/2012				36,300	$739,068
D. Rick Adams	2/24/2012	$24,500	$182,000	$350,000
	12/21/2012				36,300	$739,068
Graham J. Wootten	2/24/2012	$12,000	$96,000	$163,200
	12/21/2012				13,800	$280,968

(1)	Represents amounts payable under our 2012 cash bonus plan based upon achievement in three categories of performance. For actual amounts paid to each named executive officer under our 2012 cash bonus plan, see “– Compensation discussion and analysis – Elements of 2012 executive compensation – Annual cash bonus” and “– Summary Compensation Table.”
(2)	Represents amounts payable under our 2012 cash bonus plan if the threshold level had been achieved for only one performance metric.
(3)	Represents amounts payable under our 2012 cash bonus plan if the target level had been achieved for both performance metrics.
(4)	Represents amounts payable under our 2012 cash bonus plan if the maximum level had been achieved for both performance metrics.
(5)	Represents time-based restricted common share awards, each of which will vest as to one quarter of the award per year on each of the first four anniversaries of the grant date.
(6)	Represents the estimated grant date fair value of the share awards.

Narrative Discussion of Grants of Plan-Based Awards

In addition to base salary, annual bonus and non-equity incentive compensation, our named executive officers are entitled to receive long-term equity incentive compensation designed to provide additional motivation and retention elements to our compensation structure.

2012 grants of time-based restricted common shares

In December 2012, the Compensation Committee approved a new long-term equity incentive compensation program, which contemplated an initial grant of both time-based and performance-based restricted shares to each executive officer, followed by smaller grants of both time-based and performance-based restricted shares to be made annually. Our Compensation Committee approved the issuance of the initial time-based restricted share grants under the new program on December 21, 2012. The time-based shares awarded to each named executive officer will vest as to one quarter of the award per year on each of the first four anniversaries of the grant date, assuming the executive remains employed by the Trust on such anniversary. For more information about the new long-term equity incentive compensation program, see “– Elements of 2012 executive compensation – Equity awards.”

2010 and 2011 grants of performance-based shares

Upon completion of our IPO in 2010, Messrs. Francis and Vicari were granted a number of restricted common shares subject to performance-based vesting requirements. One-third of such shares granted in 2010 were eligible for vesting at the conclusion of each of 2010, 2011 and 2012 in accordance with the terms set forth below. Furthermore, on January 31, 2011, in completion of our initial equity incentive program, our Compensation Committee approved the issuance to Messrs. Francis and Vicari of additional restricted common shares subject to performance-based vesting requirements. One-half of such shares granted in 2011 were eligible for vesting at the conclusion of each of 2011 and 2012 in accordance with the terms set forth below.

Under the terms of the performance-based awards made to Messrs. Francis and Vicari in 2010 and 2011, the actual number of performance shares that vested in a particular year was determined by our success in attaining or exceeding performance goals linked to relative total shareholder return, or RTSR, measured at year-end for each year of the performance period, by comparing our annual total shareholder return to the total return (on a comparable basis) of the SNL US REIT Hotel Index prepared by SNL Financial LC.

For this purpose, we used the following formula to calculate our total shareholder return, or TSR, for a given year:

Annual TSR =	(December 31 closing share price * Adjusted share count) - Closing share price on December 31 of prior year
Closing share price on December 31 of prior year

For 2010, the term “closing share price on December 31 of prior year” was deemed to equal $20.00. The term “adjusted share count” meant one share plus the number of shares received in connection with the assumed reinvestment of all dividends paid during the period at the closing price of our common shares on the ex-dividend date for each such dividend.

If the total return for the index was positive for any year, the performance shares would vest only if our TSR for that year equaled or exceeded 75% of the total return produced by the index, in which case vesting would occur as follows:

•	If our TSR for the year equaled 75% of the total return produced by the index, 60% of the performance shares subject to vesting for that year would vest.

•	If our TSR equaled or exceeded the total return produced by the index, 100% of the performance shares subject to vesting for that year would vest.

•	If our TSR was between 75% and 100% of the total return produced by the index, the number of performance shares that would vest for that year would be interpolated ratably between 60% and 100%.

If the total return for the index was negative for any year, performance shares would vest for that year if our TSR exceeded the index’s total return, in which case 100% of the performance shares subject to vesting for that year would vest. Based on TSR performance for 2010 and 2011, none of the performance-based shares eligible for vesting in 2010 or 2011 vested. However, based on TSR performance in 2012, all of the performance-based shares eligible for vesting in 2012 vested.

In addition, even though the performance goal was not met in 2010 or 2011, Messrs. Francis and Vicari were still eligible to earn a payout of performance shares for such periods if we achieved a level of RTSR over the entire performance period through December 31, 2012 that exceeded specified levels described below. Use of this measure was designed to provide Messrs. Francis and Vicari with a continued incentive and an ability to earn a payout if we performed well in TSR compared to the total return of the index over the entire performance period, yet were unable to attain the RTSR metric in a given year. Our cumulative TSR over the entire performance period for this purpose was computed as follows:

Cumulative TSR =	(December 31, 2012 closing share price * Adjusted share count) – $20.00
$20.00

If the cumulative total return for the index was positive for the period, the previously unvested performance shares for any year in which performance goals were not met would vest only if our cumulative TSR equaled or exceeded 75% of the cumulative total returns produced by the index for the performance period, in which case vesting would occur as follows:

•	If our cumulative TSR equaled 75% of the cumulative total return produced by the index, 60% of the previously unvested performance shares would vest.

•	If our cumulative TSR equaled or exceeded the cumulative total return produced by the index, 100% of the previously unvested performance shares would vest.

•

If our cumulative TSR was between 75% and 100% of the cumulative total return produced by the index, the number of previously unvested performance shares that would vest would be interpolated ratably between 60% and 100%.

If the cumulative total return produced by the index was negative for the entire performance period, the previously unvested performance shares would vest if our cumulative TSR exceeded the index’s cumulative total return, in which case 100% of the previously unvested performance shares would vest. With respect to the performance-based shares granted in 2010, none of the previously unvested performance shares vested based on RTSR performance over the three-year performance period through December 31, 2012. However, with respect to the performance-based shares granted in 2011, all of the previously unvested performance-based vested based on RTSR performance over the two-year performance period through December 31, 2012.

Accordingly, as a result of the foregoing, 23,242 performance-based shares held by Mr. Francis and 15,049 performance-based shares held by Mr. Vicari vested at the end of 2012.

2013 grants of performance-based shares

As discussed above, in December 2012, the Compensation Committee approved a new long-term equity incentive compensation program, which contemplated an initial grant of both time-based and performance-based restricted shares to each executive officer, followed by smaller grants of both time-based and performance-based restricted shares to be made annually. Our Compensation Committee approved performance-based restricted share grants under the new program in January 2013.

Notwithstanding the vesting requirements discussed above, all of the long-term equity incentive compensation awards described in this proxy statement will vest upon the death or disability of the executive officer or, for awards other than share options that are not intended to qualify as performance based awards under Section 162(m) of the Internal Revenue Code, if the executive officer’s employment is terminated by us without cause, or if there is a change in control and the executive officer resigns for good reason or is terminated without cause within 12 months of such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2012. Market values have been determined based on the closing price of our common shares on December 31, 2012 of $20.88 per share.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Common Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested	Number of Unearned Shares That Have Not Vested(2)	Market or Payout Value of Unearned Shares That Have Not Vested
James L. Francis	167,312	$3,493,475	—	—
Douglas W. Vicari	81,341	$1,698,400	—	—
D. Rick Adams	52,715	$1,100,689	—	—
Graham J. Wootten	27,215	$568,249	—	—

(1)	Represents (a) time-based restricted common shares granted in 2010 and 2011 that remained unvested as of December 31, 2012, all of which vested in January or February 2013, and (b) time-based restricted common shares granted in December 2012 as part of our new long-term equity incentive compensation program.
(2)	None of our named executive officers held performance-based shares as of December 31, 2012. Not reported in this column are the grants of performance-based shares made in January 2013 under our new long-term equity incentive compensation program.

Option Exercises and Shares Vested

The Trust has not granted any option awards to its named executive officers. Time-based and performance-based restricted share awards were issued to the named executive officers in 2010 and 2011, some of which vested during 2012 as described above under “– Narrative Discussion of Grants of Plan-Based Awards.” The table below sets forth information regarding the vesting of such restricted shares.

	Restricted Share Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James L. Francis	90,554	$1,647,098
Douglas W. Vicari	60,090	$1,091,631
D. Rick Adams	16,414	$283,322
Graham J. Wootten	13,414	$231,694

Equity Plan Information

We have adopted an Equity Plan, which provides for the issuance of equity-based awards, including share options, share appreciation rights (“SARs”), restricted shares, share units, unrestricted share awards and other awards based on our common shares that may be made by us to our trustees and officers and to our advisors and consultants who are providing services to us as of the date of the grant. The following table summarizes information, as of December 31, 2012, relating to the Equity Plan pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	(1)	—	2,588,574
Equity compensation plans not approved by security holders	—		—	—

Total	—		—	2,588,574

(1)	On December 31, 2012, all of the previously granted performance-based restricted shares vested or were forfeited as described above under “—Narrative Discussion of Grants of Plan-Based Awards.”

Employment Agreements

We have entered into employment agreements with Messrs. Francis, Vicari, Adams and Wootten that provide for an annual minimum base salary, payable in approximately equal semi-monthly installments. Pursuant to the terms of a salary deferral arrangement, Messrs. Francis and Vicari did not commence receiving their base salaries until March 2010. In addition, the employment agreements provide these individuals with severance benefits if their employment ends under certain circumstances. We believe that the agreements benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of the Trust.

Messrs. Francis and Vicari’s agreements provided an initial term of three years, which expired on January 27, 2013, but that the term shall be automatically extended for an additional year on each anniversary of the effective date of the commencement of employment unless either party gives 90 days’ prior notice that the term will not be extended. The initial two-year terms of the employment agreements with Messrs. Adams and Wootten also have expired, but have been renewed automatically on terms similar to the renewal provisions described above regarding the agreements of Messrs. Francis and Vicari.

Each of these executives is entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses (the term “bonus” for purposes of calculating post-termination pay includes the types of payments reported under both the bonus and non-equity incentive compensation columns of the Summary Compensation Table), (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously issued to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below.

If we terminate the executive without cause, the severance payment is equal to two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, the current salary plus two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to them during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis and Vicari, and 12 months for Messrs. Adams and Wootten, following such executive’s termination of employment.

If there is a change in control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, the current salary plus three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis and Vicari, and 24 months for Messrs. Adams and Wootten, following termination of employment. As noted above, each of the employment agreements was amended in 2011 to eliminate the requirement that we make “gross up” payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control.

In addition, the employment agreements for Messrs. Francis and Vicari provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements.

The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for one year after the term of each executive’s employment with the Trust.

Potential Payments to Executive Officers Upon Termination

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive upon termination under various circumstances pursuant to the terms of the Equity Plan, the grant agreements made under the Equity Plan and their respective employment agreements. The table assumes that termination of the named executive officer from the Trust under the scenario shown occurred on December 31, 2012.

	Cash Severance Payment	Life/Health Insurance Benefits(4)	Acceleration of Equity Awards(5)	Total Termination Benefits
James L. Francis(1)(2)
Involuntary termination without cause(3)	$4,058,624	$34,065	$3,493,475	$7,586,164
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$6,087,936	$51,098	$3,493,475	$9,632,509
Death or disability	—	—	$3,493,475	$3,493,475
Douglas W. Vicari(1)(2)(6)
Involuntary termination without cause(3)	$2,303,050	$156	$1,698,400	$4,001,606
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$3,454,575	$234	$1,698,400	$5,153,209
Death or disability	—	—	$1,698,400	$1,698,400
D. Rick Adams(1)(2)
Involuntary termination without cause(3)	$766,294	$17,033	$1,100,689	$1,884,016
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$1,532,588	$34,065	$1,100,689	$2,667,342
Death or disability	—	—	$1,100,689	$1,100,689
Graham J. Wootten(1)(2)
Involuntary termination without cause(3)	$435,517	$5,977	$568,249	$1,009,743
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$871,034	$11,954	$568,249	$1,451,237
Death or disability	—	—	$568,249	$568,249

(1)	The amounts shown in this table do not include accrued salary, earned but unpaid bonuses or reimbursement of reasonable business expenses. Those amounts are payable to the executive officer upon any termination of his employment, including an involuntary termination with cause and a resignation without good reason.
(2)	A termination of this executive officer’s employment due to death or disability entitles this executive officer to benefits under our life insurance and disability insurance plans. In addition, restricted common shares immediately vest upon this executive officer’s termination of employment due to death or disability.
(3)	Amounts in this row are calculated in accordance with provisions of the applicable employment agreement as disclosed above.
(4)	The amounts shown in this column are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by the Trust for health care and life insurance benefits expected to be provided to each executive officer.
(5)	For purposes of this table, the market value per restricted common share is assumed to be $20.88, the closing market price per common share on December 31, 2012, the last trading day of 2012.
(6)	Mr. Vicari does not participate in the Trust’s health insurance plan.

Non-Executive Trustee Compensation

We have approved and implemented a compensation program for our non-executive trustees that consists of annual retainer fees and equity awards.

For 2012, we paid our non-executive trustees an annual retainer fee of $60,000, payable quarterly. In addition, our Audit Committee chairman was paid an additional annual retainer of $15,000, our Compensation Committee chairman was paid an additional annual retainer of $10,000 and our Nominating and Corporate Governance Committee chairman was paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who serves as non-executive Chairman of the Board, was paid an additional annual retainer of $20,000. Although we reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at Board and committee meetings, we do not pay any trustee a separate fee for meetings attended. Furthermore, trustees do not receive any perquisites. The additional fees payable to our non-executive Chairman, as well as those payable to the various chairmen of our Board committees, will remain the same for the period from the 2013 Annual Meeting until the 2014 Annual Meeting.

Our non-executive trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

At our 2011 and 2012 Annual Meetings, each of our non-executive trustees received a grant of 1,000 restricted common shares, except that Mr. Natelli received 1,500 restricted common shares in recognition of his expanded responsibilities as our non-executive Chairman. Commencing at our 2013 Annual Meeting, each of our non-executive trustees will receive a grant of 3,000 restricted common shares, except that Mr. Natelli will receive a grant of 4,000 restricted common shares. Vesting for these grants will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally.

The table below reflects the amount of the share awards and retainer fees paid to our non-executive trustees in 2012:

Summary of Non-Executive Trustee 2012 Compensation

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Thomas A. Natelli	$80,000	$26,670	$106,670
Thomas D. Eckert	$75,000	$17,780	$92,780
John W. Hill	$70,000	$17,780	$87,780
George F. McKenzie	$67,500	$17,780	$85,280
Jeffrey D. Nuechterlein	$60,000	$17,780	$77,780

(1)	All share awards were granted pursuant to our Equity Plan. The amounts in this column reflect the estimated grant date fair value of the common share awards.

Trustee Share Ownership Guidelines

Our Board has established share ownership guidelines for our non-executive trustees because we believe that encouraging our non-executive trustees to attain and maintain a meaningful ownership interest in the Trust further aligns the interests of our trustees with those of our shareholders in creating long-term value for the Trust. Under the guidelines, adopted in February 2013, each of our non-executive trustees is expected to own our common shares having an aggregate value equal to or greater than $180,000 (three times the amount of the annual cash retainer currently paid to each non-executive trustee). The Board expects that all incumbent non-executive trustees will accumulate that minimum level of share ownership prior to February 2016, and any persons joining the Board will accumulate that minimum level of share ownership within three years of joining the Board. Under the guidelines, non-executive trustees are expected to retain common shares acquired by them pursuant to grants made under our Equity Plan until the minimum ownership level has been attained. This expectation will not, however, prevent a non-executive trustee from selling or disposing of any common shares purchased directly or indirectly in the open market at any time.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Hill, Natelli and Eckert. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of trustees or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing shareholders a non-binding advisory vote on a resolution to approve our executive compensation programs, as described in this proxy statement in the Compensation, Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure. As discussed below, the Board recommends that you vote to approve the proposed resolution.

The Trust’s goal for our executive compensation program is to hire, retain and motivate our senior management to grow our business and create long-term value. We believe that our compensation programs have been effective in creating incentives for our named executive officers to grow the Trust as rapidly as prudently possible, as evidenced by the following key accomplishments during 2012, all of which were considered by the Compensation Committee in making its decisions in respect of compensation for our named executive officers for 2012:

•

The Trust generated a 41.5% total return for our shareholders during 2012, the second best result among lodging REITs and 16th best result among all REITs, in each case with a market capitalization over $250 million, and well in excess of the total returns generated by the RMS Index and S&P 500 Index;

•	The Hotel EBITDA (calculated as total revenues less hotel operating expenses) generated by our portfolio of hotels for 2012 exceeded our underwriting projections by a wide margin;

•

For the second straight year, we outperformed our peers in several operational metrics due to our intense asset management focus after making good investments in hotels located in strong performing markets and locations;

•

We acquired three hotels in high barrier-to-entry locations in top lodging markets, for aggregate consideration of approximately $234 million at what management and the Compensation Committee believe to represent highly favorable purchase prices and discounts to replacement cost;

•

We successfully completed two public offerings in 2012, including our first offering of preferred shares at a very favorable 7.75% coupon through which we raised net proceeds of approximately $120.6 million, and a follow-on offering of 7.5 million common shares which resulted in net proceeds of approximately $132.6 million to the Trust, each of which offerings was well received by our investors;

•

We further improved the terms on which we may borrow under our revolving credit facility by increasing the maximum borrowing amount to $250 million, with the possibility of further increases up to a maximum of $375 million, while at the same time lowering the cost of borrowings under the facility by 100 basis points and extending the initial maturity date to April 2016;

•

We completed two secured, property-specific financings at favorable interest rates and ended 2012 with a strong balance sheet and credit statistics including a low 32.1% leverage ratio, a 2.6x fixed charge coverage ratio and a 4.5% weighted average interest rate on our outstanding borrowings, that afford the Trust significant operational flexibility and minimize our financing risks;

•	Our strong financial position enabled the Trust to declare and pay an aggregate of $31.6 million of dividends on our common shares in respect of 2012 operations;

•

Our asset management team was aggressive in undertaking a number of value-added renovation efforts that we believe will provide significant benefits to our hotels’ operating performance in 2013 and beyond, including the comprehensive renovation and repositioning of the Hotel Adagio San Francisco and the addition of 35 additional guestrooms at the W Chicago – City Center, each of which was completed during the year;

•	Our continuing investor relations efforts resulted in an expanded shareholder base and broader coverage from sell-side analysts; and

•	We enhanced our asset management and financial reporting platforms through the addition of additional personnel.

Based on our performance, the Board has concluded that our executive compensation program should be approved by shareholders, and asks them to approve the following resolution.

“RESOLVED, that the compensation paid to the Trust’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The vote to approve our executive compensation programs is advisory and non-binding on the Trust. However, the Compensation Committee, which is responsible for designing and administering the Trust’s executive compensation programs, values the opinions expressed by the Trust’s shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Trustees recommends that you vote “FOR” the resolution to approve our executive compensation programs as described in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the filing, regarding the ownership of each class of our shares by:

•	each of our trustees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our trustees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401. Except as indicated in the footnotes to the table, no shares beneficially owned by any executive officer or trustee have been pledged as security.

Beneficial Owner	Shares Owned	Percentage(1)
James L. Francis	414,910	*
Douglas W. Vicari	247,472	*
D. Rick Adams	104,292	*
Graham J. Wootten	50,076	*
Thomas A. Natelli	108,739	*
Thomas D. Eckert	44,000	*
John W. Hill	4,609	*
George F. McKenzie(2)	9,604	*
Jeffrey D. Nuechterlein	9,000	*
FMR LLC(3)	5,862,338	12.1%
The Vanguard Group, Inc. (4)	4,642,764	9.6%
Amici Capital, LLC(5)	2,930,582	6.0%
Vanguard Specialized Funds – Vanguard REIT Index Fund(6)	2,557,460	5.3%
All trustees and executive officers as a group (9 persons)	992,702	2.0%

*	Represents less than 1% of the common shares outstanding as of the date of filing.
(1)	Percentages are based on 48,569,591 common shares outstanding as of March 22, 2013.
(2)	2,104 of the shares reported here are held by Mr. McKenzie’s wife in a margin account and may be pledged as security for margin debt.
(3)	On February 14, 2013, FMR LLC filed a Schedule 13G/A to report beneficial ownership of an aggregate of 5,862,338 common shares. The common shares are held in the accounts of various registered and unregistered investment companies and managed accounts over which FMR LLC exercises investment discretion. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(4)	On February 12, 2013, The Vanguard Group, Inc. filed a Schedule 13G/A to report beneficial ownership of an aggregate of 4,642,764 shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.
(5)

On February 14, 2013, Amici Capital, LLC (formerly Porter Orlin LLC) filed a Schedule 13G/A to report beneficial ownership by the filing group of an aggregate of 2,930,582 common shares. Messrs. Porter and

Orlin are managing members sharing voting and investment power over CF Advisors, LLC, which is the general partner of three of the filing group’s partnerships, and over Amici Capital, LLC, which is the investment adviser to each of the filing partnerships and funds, and therefore may be deemed to share voting and dispositive power over all shares covered by the report. Each of CF Advisors, LLC, Amici Capital, LLC and Messrs. Porter and Orlin disclaims beneficial ownership of the shares covered by the report. The address for CF Advisors, LLC, Amici Capital, LLC and Messrs. Porter and Orlin is 666 Fifth Avenue, Suite 3404, New York, NY 10103.
(6)	On February 14, 2013, the Vanguard Specialized Funds – Vanguard REIT Index Fund filed a Schedule 13G/A to report beneficial ownership of 2,557,460 common shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transactions

During the last fiscal year, we have not entered into any transaction in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, our policies provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our Audit Committee or a majority of our disinterested trustees.

Applicable Maryland law provides that a contract or other transaction between a Maryland real estate investment trust and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

•

the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our trustees, executive officers and beneficial owners of more than 10% of our common shares reported on a timely basis all transactions required to be reported by Section  16(a) of the Exchange Act during 2012.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2012 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2012. Shareholders may request a free copy of our 2012 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to: 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Alternatively, shareholders can access the 2012 Form 10-K and other financial information on our website at: http://www.chesapeakelodgingtrust.com. We will also furnish any exhibit to the 2012 Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2014 ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Chesapeake Lodging Trust Proxy Statement for the 2014 Annual Meeting (“2014 Proxy Statement”) pursuant to SEC Rule 14a-8 must be received by Chesapeake Lodging Trust no later than December 2, 2013. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2014 Annual Meeting, but does not seek to include in the 2014 Proxy Statement pursuant to Rule 14a-8, must be delivered to Chesapeake Lodging Trust no earlier than January 21, 2014 and no later than February 20, 2014 if the proposing holder of our shares wishes for Chesapeake Lodging Trust to describe the nature of the proposal in its 2014 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Chesapeake Lodging Trust in connection with the Annual Meeting should be addressed to: Corporate Secretary, Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401.

Annapolis, MD

April 1, 2013

DIRECTIONS TO THE 2013 ANNUAL MEETING

Our 2013 Annual Meeting will be held at the offices of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, VA 22102. The offices of Hogan Lovells are accessible from the Capital Beltway (I-495), Dulles International Airport and Reagan National Airport as follows:

•

From points north or south via the Capital Beltway (I-495): From I-495, exit at Chain Bridge Road South (Route 123) via Exit 46A toward Tysons Corner. Turn right at Tysons Boulevard. Turn right at Galleria Drive and continue onto Westpark Drive. Turn right at Jones Branch Drive. 7930 Jones Branch Drive will be on your right.

•

From Dulles International Airport (IAD): Depart from the airport on the Washington Dulles Access and Toll Road (Route 267) towards Washington, DC. Exit at Spring Hill Road via Exit 17. Turn right at stoplight following the toll booth onto Spring Hill Road. Turn left at first stoplight onto Jones Branch Drive. 7930 Jones Branch Drive will be on your left.

•

From Reagan National Airport (DCA): Depart from the airport on Smith Boulevard, heading north, and merge onto George Washington Parkway North. Exit at Chain Bridge Road (Route 123), and keep right at the fork to merge onto Chain Bridge Road South. Turn right at Tysons Boulevard. Turn right at Galleria Drive and continue onto Westpark Drive. Turn right at Jones Branch Drive. 7930 Jones Branch Drive will be on your right.

ANNUAL MEETING OF SHAREHOLDERS OF

CHESAPEAKE LODGING TRUST

May 21, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/165240

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20730300000000000000 9			052113

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TRUSTEE NOMINEES, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Consider and vote upon a proposal to elect seven trustees to the Trust’s Board of Trustees.				2. Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2013.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O James L. Francis O Douglas W. Vicari O Thomas A. Natelli O Thomas D. Eckert O John W. Hill O George F. McKenzie O Jeffrey D. Nuechterlein
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)			3. Consider and vote upon a non-binding advisory proposal to approve the Trust’s executive compensation programs as described in the Trust’s 2013 proxy statement.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CHESAPEAKE LODGING TRUST

Proxy for Annual Meeting of Shareholders on May 21, 2013 Solicited on Behalf of the Board of Trustees

The undersigned hereby appoints James L. Francis, Douglas W. Vicari and Graham J. Wootten, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares of Beneficial Interest which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held May 21, 2013 at the offices of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, McLean, Virginia 22102, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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